UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2016 (May 2, 2016)

SYNERGY RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

COLORADO	001-35245	20-2835920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1625 Broadway, Suite 300

Denver, Colorado 80202

Registrant’s telephone number, including area code: (720) 616-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On May 2, 2016, Synergy Resources Corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Noble Energy, Inc., NBL Energy Royalties, Inc., and Noble Energy Wyco, LLC (collectively referred to herein as “Noble”), pursuant to which the Company has agreed to purchase from Noble certain Wattenberg Field oil and gas properties, leasehold mineral interests and related assets (the “Purchased Assets”) for aggregate cash consideration of approximately $505 million (the “Purchase Price”), subject to customary adjustments, including adjustments based on title and environmental diligence to be conducted by the Company (the “Transaction”).

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Company and Noble. The Transaction is expected to occur through two separate closings. Each closing is subject to certain closing conditions to be satisfied by both parties, including, among other things, the accuracy of representations and warranties and the performance of certain covenants. In addition, the second closing, at which certain properties currently subject to a governmental consent decree will be sold to the Company, is conditioned on the release of the consent decree.  Subject to the satisfaction of the closing conditions, the first closing is scheduled to occur in June 2016 (the “First Closing”) and the second closing is scheduled to occur thirty business days following the release of the consent decree (the “Second Closing”). Subject to customary adjustments, approximately $487.2 million of the Purchase Price will be paid at the First Closing, with the remaining approximately $17.8 million to be paid at the Second Closing.  The effective date of the Transaction for the assets to be acquired at the First Closing will be April 1, 2016 and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets will be apportioned between the Company and Noble according to such date.  The effective date of the Transaction for the horizontal wells to be acquired at the Second Closing will be April 1, 2016 and will be the first day of the month in which such closing occurs for vertical wells.

The Purchase Agreement contains certain termination rights for both the Company and Noble, including if the First Closing does not occur by June 30, 2016 through no fault of the terminating party or if adjustments to the Purchase Price resulting from title and environmental defects exceed 20% of the Purchase Price in the aggregate.  In addition, with respect to the Second Closing only, either party may terminate (i) if the Second Closing does not occur by the two (2) year anniversary of the First Closing through no fault of the terminating party or (ii) if the Second Closing does not occur by the two (2) year anniversary of the First Closing because the consent decree has not been released.

There can be no assurance that the conditions to satisfy the First Closing or the Second Closing will be satisfied. Contemporaneously with the execution of the Purchase Agreement, the Company has placed into escrow an amount equal to $50.5 million (the “Deposit”).  If Noble terminates the Purchase Agreement in certain circumstances relating to a breach of the Purchase Agreement by the Company, it will be entitled to the Deposit (or, with respect to the Second Closing only, a portion of the Deposit) as liquidated damages.  In all other circumstances, the Deposit shall be returned to the Company if the Purchase Agreement is terminated, except that Noble will be entitled to a portion of the Deposit if the Second Closing fails to occur due to a failure to obtain a release of the consent decree.

The Purchase Agreement provides the Company and Noble with certain indemnification rights, subject to certain time restrictions on the representations, warranties and covenants in the Purchase Agreement and to a minimum indemnification threshold of 1.5% of the Purchase Price.  Each party will indemnify the other party from and against any and all claims, liabilities and losses arising out of, attributable to, or in connection with (a) any breach, inaccuracy or default by the indemnifying party of its representations and warranties or (b) any breach or default by the indemnifying party of its covenants or agreements under the Purchase Agreement.  In addition, Noble will indemnify the Company against any claims, liabilities or losses relating to certain retained liabilities, and the Company will indemnify Noble against any claims, liabilities or losses relating to certain assumed liabilities.  Noble’s aggregate liability under the Purchase Agreement is capped at 10% of the Purchase Price.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of the Transaction, were made as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Purchased Assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Credit Agreement Amendment

On May 3, 2016, the Company entered into an Eighth Amendment to Amended and Restated Credit Agreement (the “Amendment”) with SunTrust Bank, as administrative agent (the “Administrative Agent”) and the lenders party thereto.  The Amendment further amends that certain Amended and Restated Credit Agreement, dated as of November 28, 2012, by and among the Company, the Administrative Agent and the lenders from time to time party thereto (including all previous amendments thereto, the “Credit Agreement”) to, among other things, permit the issuance of senior unsecured notes, subject to certain conditions, that meet certain requirements as described in the Amendment; provided that if the aggregate amount of senior unsecured notes issued from time to time exceeds $100 million, then the Company’s borrowing base shall automatically be reduced by an amount equal to 25% of the stated principal amount of the senior unsecured notes in excess of $100 million.  In addition, the Amendment adds certain European Union Bail-In contractual recognition provisions.

All other material terms of the Credit Agreement remain unchanged. The foregoing description of the Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Amendment, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Commitment Letter

On May 3, 2016, the Company entered into a commitment letter (the “Commitment Letter”) with MTP Energy Master Fund Ltd. and GSO Capital Partners LP (“GSO”) (together with funds managed, advised or sub advised by GSO or its affiliates, the “Investors”) pursuant to which the Investors have agreed to purchase $80 million aggregate principal amount of 9% senior unsecured notes of the Company (the “Senior Notes”).  The Senior Notes will mature five years from the date of issuance.  The Senior Notes will be issued, subject to the satisfaction of certain conditions, contemporaneously with the First Closing under the Purchase Agreement.  The Commitment Letter provides that the terms of the Senior Notes will be set forth in definitive documentation to be entered into at or prior to the time of issuance.  Such terms will include customary covenants limiting the Company’s ability to incur additional indebtedness, sell assets, make certain restricted payments and incur liens on its properties, and customary provisions regarding redemptions, repurchases following a change of control event and events of default.

The foregoing description of the Commitment Letter is a summary only and is qualified in its entirety by reference to the complete text of the Commitment Letter, including the term sheet for the Senior Notes, which is attached hereto as Exhibit 10.3 and incorporated by reference herein.

Item 2.02                                           Results of Operations and Financial Condition.

On May 3, 2016, the Company issued a press release announcing results for the quarter ended March 31, 2016 and certain related information.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof is, to the extent required, incorporated in this Item 2.03

Item 9.01                                           Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2016

Synergy Resources Corporation

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated May 2, 2016, with Noble Energy, Inc., NBL Energy Royalties, Inc., and Noble Energy Wyco, LLC.
10.2	Eighth Amendment to Credit Agreement, dated as of May 3, 2016, among Synergy Resources Corporation, SunTrust Bank as Administrative Agent and as an Issuing Bank and the lenders party thereto.
10.3	Commitment Letter, dated as of May 3, 2016, with MTP Energy Master Fund Ltd. and GSO Capital Partners LP.
99.1	Press release of Synergy Resources Corporation dated May 3, 2016.